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                                                                    EXHIBIT 99.1

(WEATHERFORD LOGO)                                                  News Release


                   WEATHERFORD ANNOUNCES SALE OF COMMON SHARES
         AND REDEMPTION NOTICE FOR 5% CONVERTIBLE SUBORDINATED PREFERRED
                         EQUIVALENT DEBENTURES DUE 2027

HOUSTON, July 3, 2003 - - Weatherford International Ltd. (NYSE: WFT) today announced that it has closed its previously announced sale of 10,000,000 common shares. Proceeds totaled approximately $400 million in the sale, which was underwritten by Lehman Brothers.

Weatherford also announced that it will redeem all of its outstanding 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. Weatherford expects to close the redemption by August 4, 2003.

This press release shall not constitute an offer to sell or an offer to buy, or a solicitation of an offer to sell or an offer to buy, nor shall there be any purchases or sales of securities in any state or jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs more than 16,000 people worldwide.

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Contact: Lisa Rodriguez (713) 693-4746


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.